Blake, Cassels & Graydon LLP Barristers & Solicitors Patent & Trademark Agents 1133 Melville Street Suite 3500, The Stack Vancouver, B.C. V6E 4E5 Canada Tel: 604-631-3300 Fax: 604-631-3309
February 25, 2026	Exhibit 5.1
NioCorp Developments Ltd. 7000 South Yosemite Street, Suite 115 Centennial, CO 80112

Re:	Offering of 17,400,000 Common Shares and 2,600,000 Pre-Funded Warrants of NioCorp Developments Ltd.

Dear Sirs/Mesdames:

We have acted as Canadian counsel to NioCorp Developments Ltd., a corporation incorporated under the laws of British Columbia (the “Company”), in connection with the offer and sale (the “Offering”) by the Company of (i) 17,400,000 common shares in the capital of the Company (the “Offered Shares”) and (ii) 2,600,000 pre-funded common share purchase warrants of the Company (the “Pre-Funded Warrants”), pursuant to the Company’s shelf registration statement on Form S-3, filed with the Securities and Exchange Commission (the “SEC”) on October 10, 2025 (Registration No. 333-290837) that has become effective pursuant to Rule 462(e) of the Securities Act of 1933, as amended (the “Securities Act”), the base prospectus, dated October 10, 2025, included in the Registration Statement (the “Base Prospectus”), and the prospectus supplement related to the Offered Shares and Pre-Funded Warrants dated February 24, 2026 and filed by the Company with the Commission pursuant to Rule 424(b)(2) promulgated under the Securities Act (together with the Base Prospectus, the “Prospectus”).

The Offering is being made pursuant to the terms of a placement agency agreement dated February 25, 2026 (the “Placement Agency Agreement”) by and between the Company and Maxim Group LLC, as the placement agent.

Each Pre-Funded Warrant is exercisable by the holder thereof at any time following the date of issuance in accordance with its terms for one common share in the capital of the Company (a “Warrant Share”) at a nominal exercise price of US$0.0001 per Warrant Share.

In connection with giving this opinion, we have examined the Registration Statement (including exhibits thereto) and the Prospectus. We have also examined and considered originally executed copies, certified copies, photostatic copies and/or electronically transmitted copies of each of the following documents (collectively, the “Documents”):

(a)	the Company’s articles and notice of articles;
(b)	a certificate of good standing dated February 24, 2026 issued by the British Columbia Registrar of Companies pursuant to the Business Corporations Act (British Columbia) relating to the Company (the “Certificate of Good Standing”);
(c)	the Placement Agency Agreement;
(d)	the form of certificate representing the Pre-Funded Warrants;
(e)	the form of certificate representing the Offered Shares and Warrant Shares; and
(f)	such other documents, statutes, regulations, and public and corporate records as we have deemed appropriate to give this opinion.

TORONTO	CALGARY	VANCOUVER	MONTRÉAL	OTTAWA	NEW YORK	LONDON
Blake, Cassels & Graydon LLP | blakes.com

Blake, Cassels & Graydon LLP Barristers & Solicitors Patent & Trademark Agents 1133 Melville Street Suite 3500, The Stack Vancouver, B.C. V6E 4E5 Canada Tel: 604-631-3300 Fax: 604-631-3309

We have relied upon the factual matters contained in the representations and other factual statements of the Company made in the Documents and upon certificates of public officials and the officers of the Company.

In giving this opinion, we have assumed:

(a)	the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies, and the authenticity of the originals of all such latter documents;
(b)	that the covenants, acknowledgements, representations and warranties of each of the parties to the Documents are true and accurate in all material respects;
(c)	to the extent a party to any of the Documents has executed or delivered each of the Documents to which it is a party outside the Province of British Columbia, such party has done so in compliance with the formal requirements of the laws of the jurisdiction in which such document has been executed; and
(d)	that each of the parties (other than the Company) executing any of the Documents has, to the extent applicable, duly and validly executed and delivered each of the Documents to which such party is a signatory and such parties had the capacity to do so and to perform their obligations thereunder, and such Documents or agreements constitute legal, valid and binding obligations of all parties thereto and are enforceable in accordance with their respective terms against all parties thereto; and

The opinions expressed herein are limited to matters governed by the laws of the Province of British Columbia and the laws of Canada applicable therein.

In giving the opinion in paragraph 1 we have relied solely upon the Certificate of Good Standing.

Based and relying upon and subject to the foregoing, we are of the opinion that:

1.	The Company is incorporated and validly existing as a corporation in good standing with respect to the filing of annual reports under the laws of its jurisdiction of incorporation.
2.	The Offered Shares to be issued and sold by the Company have been duly authorized by the Company and, when the Offered Shares are issued and paid for in accordance with the terms of the Placement Agency Agreement, the Offered Shares will be validly issued, fully paid and non-assessable shares in the capital of the Company.
3.	The Pre-Funded Warrants have been duly and validly authorized, executed and delivered by the Company (to the extent that execution and delivery are governed by the laws of British Columbia).
4.	The Pre-Funded Warrants to be issued and sold by the Company, when issued and paid for in accordance with the terms of the Placement Agency Agreement, will be validly created and issued securities of the Company and, upon receipt by the Company of the payment or satisfaction of the exercise price for the Pre-Funded Warrants in accordance with the terms thereof, the Warrant Shares will be validly issued by the Company as fully paid and non-assessable shares in the capital of the Company.

We hereby consent to the reference to our firm under the caption “Legal Matters” in the Prospectus and to the filing of this opinion letter as an exhibit to the Prospectus for incorporation by reference into the Registration Statement.

TORONTO	CALGARY	VANCOUVER	MONTRÉAL	OTTAWA	NEW YORK	LONDON
Blake, Cassels & Graydon LLP | blakes.com

Blake, Cassels & Graydon LLP Barristers & Solicitors Patent & Trademark Agents 1133 Melville Street Suite 3500, The Stack Vancouver, B.C. V6E 4E5 Canada Tel: 604-631-3300 Fax: 604-631-3309

This opinion is effective as at the date hereof and is based upon laws in effect and facts in existence as at the date hereof. We express no opinion as to the effect of future laws or judicial decisions on the subject matter hereof, nor do we undertake any duty to modify this opinion to reflect subsequent facts or developments concerning the Company or developments in the law occurring after the date hereof.

Yours truly,

/s/ Blake, Cassels & Graydon LLP

TORONTO	CALGARY	VANCOUVER	MONTRÉAL	OTTAWA	NEW YORK	LONDON
Blake, Cassels & Graydon LLP | blakes.com